Exhibit 10.10

This consulting services agreement (“Agreement”) is made effective November 1, 2010

Between

SILVER DRAGON RESOURCES LTD. and
SILVER DRAGON RESOURCES INC.
(collectively, “Silver Dragon”)

and

TRAVELLERS INTERNATIONAL INC. (“Consultant”) and
MARC HAZOUT (“Hazout”)

For value received, the parties covenant and agree with each other as follows:

SECTION 1- SERVICES TO BE PROVIDED

1.1 - Retainer

Subject to the terms and conditions hereof, Silver Dragon hereby retains the Consultant to provide the Consulting Services. Except as Silver Dragon and the Consultant may otherwise agree in writing, all services to be provided herein shall be provided by Hazout only, and the Consultant shall cause Hazout to be retained or employed by the Consultant to provide the Consulting Services throughout the period of the Consultant’s retainer by Silver Dragon under this Agreement.

1.2 - Consulting Services

“Consulting Services” includes all activities required to direct, oversee, and manage Silver Dragon to provide the services that would be provided by a chief executive officer of the company. The Consultant shall cause Hazout to be solely responsible for the performance of the Consulting Services.

1.3 - Intellectual Property

The Consultant agrees that Silver Dragon shall have, at all reasonable times, access to the work product, or any component thereof, which the Consultant or Hazout produces in performing the Consulting Services. The Consultant and Hazout each acknowledge that Silver Dragon shall be the owner of all work products created by the Consultant or Hazout or in which the Consultant or Hazout assisted in the creation during the term of this Agreement. All intellectual property rights in such work products, including all databases, patents, trademarks, copyrights, trade secrets and industrial designs, shall be the exclusive property of Silver Dragon. If the Consultant or Hazout acquire any rights or interests in the work products or in any intellectual property rights relating to the work products, the Consultant and Hazout (as the case may be) each agree to assign, and by executing this Agreement each assigns, all such rights and interests therein to Silver Dragon. The Consultant and Hazout each further hereby irrevocably and unconditionally waive in perpetuity any moral rights, droit morale, or similar rights that theConsultant and Hazout may have with respect to such work products, and acknowledge that this waiver may be invoked by all licensees and assignees of Silver Dragon.

SECTION 2 - REMUNERATION OF CONSULTANT

2.1 - Fees for Consulting Services

1.1	Silver Dragon shall pay to the Consultant for the Consulting Services an annual fee of $288,000.00, payable in instalments according to the Company’s regular payroll schedule.

1.2	The Company will issue to the Consultant and the consultant will be entitled to 1,000,000 restricted common shares.

1.3

All onetime expenses of the Consultant and/or any person engaged by the Consultant and acting as agent for the Consultant (the “Agents”) to be incurred on behalf of the Company shall be pre-approved in writing by Silver Dragon. All such pre-approved expenses of the Consultant and/or the Agents will be paid within thirty (30) days of billing by the Consultant and/or its Agents.

1.4

Consultant will be entitled to at least 8 weeks paid holidays each calendar year and 14 personal days. Company will notify Consultant on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year.

1.5

Company agrees to include Consultant in the group medical and hospital plan of Company and provide group life insurance for Consultant at no charge to Consultant in the amount of the cost to cover Consultant’s entire family under a Grade A PPO medical and dental program during this Agreement. Consultant shall be entitles to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

1.6

Consultant shall be entitled to receive stock incentives from Company, said incentives may be in the form of Stock Options, Warrants or other form of stock of the Company. Such Stock incentives are to be approved by the Board of Directors.

1.7

Consultant will also have the right to sell his stock from time to time, as per SEC regulations. Company will provide to Consultant the use of an automobile of Consultant’s choice at a gross purchase price not to exceed $3,000.00 per month. Company agrees to replace the automobile with a new one at Consultant’s request no more often than once every two years. Company will pay all automobile-operating expenses incurred by Consultant in the performance of Consultant’s duties including insurance, gas and parking. Company will procure and maintain in force an automobile liability policy for the automobile with coverage, including Consultant, in the minimum amount of $2,000,000.00 combined single limit on bodily injury and property damage.

1.8	All charges in this Agreement are stated in legal currency of the United States of America.

SECTION 3 - COVENANTS OF CONSULTANT

3.1 - Services

The Consultant shall ensure that Hazout will perform the Consulting Services in a timely fashion, to the best of Hazout’s ability, and in a competent and professional manner. The Consultant and Hazout each represent, warrant and covenant to Silver Dragon that the Consulting Services will be performed to the highest moral, ethical, technical and legal standards, and that it and Hazout will conduct the Consulting Services in a manner consistent with the objectives and policies of Silver Dragon. The Consultant shall cause Hazout to perform all of the Consulting Services, and discharge its obligations under this Agreement, honestly, in good faith and with a view to the best interests of Silver Dragon. The Consultant and Hazout covenant that in performing the Consulting Services, it and he will comply in all material respects with all relevant laws, statutes and regulations of all provincial, state, federal, local and municipal governments, as applicable.

3.2 - Indemnity

The Consultant and Hazout each shall indemnify and save harmless Silver Dragon, its directors, officers, members, employees and agents from and against all claims, demands, actions, causes of action, losses, expenses, cost of damages and liabilities of every nature and kind whatsoever which Silver Dragon or its directors, officers, members, employees or agents may suffer or incur as a result of any negligent or other tortious act or omission committed by the Consultant or Hulbert in the performance of the Consulting Services or otherwise under the Agreement.

3.3 - Confidentiality Obligations

The Consultant and Hazout shall not, directly or indirectly, either during the term of this Agreement or at any time thereafter, in any way use or disclose to any person, other than strictly for the fulfillment of this Agreement or as required by law, any information relating to the business, commercial, technical, trade, marketing, financing or any other confidential affairs of Silver Dragon. The Consultant and Hazout each agree and acknowledge that all such information is the exclusive property of Silver Dragon, and the Consultant and Hazout each, as the case may be, shall hold all such information in trust for Silver Dragon. The Consultant and Hazout confirm and acknowledge their duty to use their respective best efforts to protect the confidentiality of such information, not to misuse such information, and to protect such information from any misuse, misappropriation, harm and interference in any manner whatsoever.

3.4 – Compliances with Policies

The Consultant and Hazout each agree to comply with all policies of Silver Dragon made known to Hazout.

3.5 - Covenants Reasonable

The Consultant and Hazout each acknowledge and agree that:

(a) without the covenants set forth in this Section 3, Silver Dragon would not have entered into, this Agreement; and,

(b) the covenants set forth in this Section 3 are reasonable in the circumstances and are necessary to protect the economic position of Silver Dragon.

3.6 - Covenants Independent

The existence of any claim or cause of action of the Consultant and/or Hazout against Silver Dragon, whether pursuant to this Agreement or otherwise, shall not constitute a defense to the enforcement by Silver Dragon of the provisions of this Section 3 against the Consultant and/or Hazout.

3.7 - Severability

If a court of competent jurisdiction would otherwise adjudge, declare or decree all or any portion of the covenants set forth in this Section 3 void or unenforceable in the circumstances, the portions thereof which would otherwise be held void or unenforceable shall, automatically and without further act on the part of the parties hereto, but only as regards those matters or those of the parties hereto before the court, be reduced in scope, territory or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances before the court.

SECTION 4 - INDEPENDENT CONTRACTOR STATUS

4.1 - Consultant Not an Employee

(a) The Consultant will provide the Consulting Services as an independent contractor, and nothing in this Agreement shall be construed to create a relationship of employee and employer between Silver Dragon and either the Consultant or Hazout.

(b) Neither the Consultant nor Hazout shall be entitled to receive from Silver Dragon any remuneration, rights or benefits other than as set forth in this Agreement.

(c) Silver Dragon shall not be required to deduct or remit to any governmental authority in respect of the Consultant any amounts, including those relating to provincial and federal income taxes, employment insurance, Canada Pension Plan, Employer Health Tax, Workers’ Compensation and other similar levies in respect of this Agreement. The Consultant shall be solely responsible to satisfy all such obligations and hereby indemnifies Silver Dragon against all costs, claims, penalties or demands made or imposed by any governmental authority with respect to any sum which such authority asserts ought to have been withheld, remitted or paid to or by Silver Dragon with respect to the sums payable by Silver Dragon to the Consultant hereunder.

SECTION 5 - TERM

5.1 - Term

This Agreement shall be in effect commencing November 1, 2010 and shall continue until October 30, 2015 (the ‘‘Term’’), unless renewed earlier by Silver Dragon on three (3) months prior written notice of such date.

5.2 - Termination by Silver Dragon

(a)

This Agreement and Consultant’s agreement may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Consultant an amount equal to Consultant's annual fee rate for the remaining period of Initial Term, plus a lump sum amount equal to One-hundred percent (100%) of Consultant's annual fee rate, plus full medical coverage for 12 months following the effective termination date.

(b)

This Agreement and Consultant's agreement may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Consultant shall be paid a lump sum amount equal to Seventy-five percent (75%) of Consultant's then applicable base salary for 12 months following the effective termination date.

(c)

This Agreement may be terminated by Consultant at Consultant 's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Consultant pursuant to this subsection, Company may immediately relieve Consultant of all duties and immediately terminate this Agreement, provided that Company shall pay Consultant at the then applicable annual fee rate to the termination date included in Consultant's original termination notice.

(d)

In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially any of its assets, this Agreement shall not be terminated and Company agrees to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

5.3 - Title to Information

On termination of this Agreement, or the retainer hereunder the Consultant and Hazout shall immediately deliver to Silver Dragon all data, documents, software, licenses or hardware in the Consultant’s and Hazout’s possession or control which have been acquired or produced during the term of this Agreement.

SECTION 6 - INTERPRETATION AND ENFORCEMENT

6.1 - Notices

Any notice required to be given by any party under this Agreement may be sufficiently given if delivered, couriered or faxed to the parties as follows:

If to Silver Dragon, as follows:

Silver Dragon Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario M9N 6L9

cc: Chair of the Compensation Committee

If to the Consultant, as follows:

Travellers International Inc.
5160 Yonge Street, Suite 803
Toronto, Ontario M9N 6L9

If to Hazout, as follows:

Marc Hazout
21 Scollard Street, suite 704
Toronto, Ontario M5R 1G1

6.2 - Entire Agreement

This Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no collateral representations, warranties, conditions, undertakings or agreements, whether express or implied, between the parties other than as expressly set forth in this Agreement.

6.3 - Amendments and Waivers

No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give same.

6.4 - Assignment

Neither party hereto may assign its or his rights or obligations under this Agreement without the prior written consent of the other party hereto. Subject thereto, this Agreement shall endure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

6.5 - Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.6 - Governing Law

This Agreement shall be governed and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario. The parties hereto hereby attorn to the jurisdiction of the Courts of the Province of Ontario in connection with any and all legal disputes which arise hereunder.

6.7 - Survival

Sections 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7 shall survive the termination of this Agreement and shall continue in accordance with their terms

The parties have executed this Agreement effective as of the date first noted above.

SILVER DRAGON INC.

By: /s/ Charles McAlpine
Director and
Chair of Compensation Committee

SILVER DRAGON LTD.

By: /s/ Marc Hazout
Director and CEO

TRAVELLERS INTERNATIONAL INC.

By: /s/ Marc Hazout
Director and CEO

/s/ Monica Encinas	/s/ Marc Hazout
Signature of Witness	Marc Hazout